EXHIBIT 99.1

ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	Three Months Ended				Year Ended August 31, 2007
	November 30, 2006	February 28, 2007	May 31, 2007	August 31, 2007
Net Sales	$477,617	$444,334	$502,429	$540,401	$1,964,781
Cost of Products Sold	297,167	279,273	313,780	330,246	1,220,466

Gross Profit	180,450	165,061	188,649	210,155	744,315
Selling, Distribution, and Administrative Expenses	126,938	125,375	128,965	140,614	521,892

Operating Profit	53,512	39,686	59,684	69,541	222,423
Other Expense (Income):
Interest expense, net	8,067	7,783	7,284	6,717	29,851
Miscellaneous expense (income), net	257	(59)	(277)	(1,535)	(1,614)

Total Other Expense	8,324	7,724	7,007	5,182	28,237

Income from continuing operations before Provision for Income Taxes	45,188	31,962	52,677	64,359	194,186
Provision for Income Taxes	15,685	9,959	18,363	21,492	65,499

Income from Continuing Operations	29,503	22,003	34,314	42,867	128,687
Discontinued Operations	4,064	2,355	4,362	8,586	19,367

Net Income	$33,567	$24,358	$38,676	$51,453	$148,054

Earnings Per Share:
Basic Earnings per Share from Continuing Operations	$0.70	$0.52	$0.80	$1.00	$3.02

Basic Earnings per Share from Discontinued Operations	$0.10	$0.05	$0.10	$0.20	$0.45

Basic Weighted Average Number of Shares Outstanding	42,204	42,544	42,861	42,907	42,585

Diluted Earnings per Share from Continuing Operations	$0.68	$0.50	$0.78	$0.97	$2.93

Diluted Earnings per Share from Discontinued Operations	$0.09	$0.05	$0.10	$0.19	$0.44

Diluted Weighted Average Number of Shares Outstanding	43,732	43,911	44,118	44,168	43,897